Exhibit 99.1

One Horizon Launches Aishuo on iTunes in China with support for In-App Purchases

iOS version of Aishuo now available on iTunes in China and approved to use iTunes In-App Purchases to sell its App credit; Surpasses 6 million Android downloads

LIMERICK, IRELAND--(July x 2015) - One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon", "We" or the "Company"), which operates its own Chinese retail VoIP service, branded Aishuo, and develops and licenses a bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smartphones, announced today that its Chinese mobile App Aishuo is now ready for download in iTunes and its subscribers can  also  purchase App credit using the iTunes In-App Purchase platform.

One Horizon continues to strategically align with China’s biggest smartphone vendors to focus on its Aishuo R&D and marketing efforts. According to the IDC, Apple was the top smartphone vendor in China in the first quarter of 2015, with anticipation of continuous consumers demand for the larger screens on the iPhone 6 and iPhone 6 Plus. (Source IDC: http://www.idc.com/getdoc.jsp?containerId=prSG25614115).

Coupled with Apple’s recent addition of the UnionPay Payment Option for Chinese App Store Customers, this new development   means that Aishuo subscribers can easily and securely pay for In-App services directly from the Aishuo App.  Going forward, this opens up the possibility for significant revenue opportunities for the One Horizon Aishuo App in China and beyond. (Source Apple: https://www.apple.com/uk/pr/library/2014/11/17Apple-Adds-UnionPay-Payment-Option-for-App-Store-Customers-in-China.html).  “Making  Aishuo available  to the approximately 80 million Chinese iPhone users,  we are attracting  more and more subscribers and giving them access to our revolutionary mobile Voice over IP technologies," said Brian Collins, the Founder and CEO of One Horizon. “The key with great technology is making it usable and available to  all, and adding iTunes accessibility is one of our key deliverables.  Especially with the addition by Apple of UnionPay for In-App Purchases in China, this really benefits our new Apple Aishuo subscribers allowing them to confidently purchase credit for our fabulous In-App services.”

Speaking from his office in Nanjing, China, Mr. Collins added, “We continue to beat our download targets for the massive Android market here in China. By adding Apple into the mix, we are confident that we will see more downloads of  our App across the territory.”

One Horizon also reports that the number of downloads of the Aishuo retail App surpassed 6 million across the 20 Chinese Android App stores including Baidu, Tencent, 360.CN and Xiaomi. The Aishuo rollout to Chinese smartphone users commenced in late February 2015 and the Company is seeking to acquire 15 million new subscribers on its mobile VoIP service over a two-year period with a view to leverage this significant user base to achieve industry average revenues per user (ARPU) for similar social media, mobile advertising and mobile VoIP apps.

In addition the Tunes In-App Purchase platform, the Android app now supports all of the major Chinese mobile payment platforms including China UnionPay, Alibaba’s Alipay and Tencent’s Wechat Wallet giving users the options to purchase Aishuo credit and conveniently  subscribe to a range of premium Aishuo app services. These services currently include One Horizon’s industry leading proprietary optimized-for-mobile VoIP calling solution with competitive per minute call-rates as low as ¥0.15/min, and the Virtual SIM number rental service, which provides a local Chinese number for friends and family to call without the need for an expensive mobile plan - ideal for students and overseas travelers to avoid incoming roaming fees.  Aishuo is available in over 25 smartphone App stores including Baidu's 91.com and Baidu.com, the Tencent App store MyApp.com, 360 Qihoo store 360.cn and the hugely exciting newcomer Xiaomi on mi.com.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore and Hong Kong. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:

Ted Haberfield
MZ Group | President – MZ North America
Direct:  760-755-2716
Mobile: 858-204-5055
thaberfield@mzgroup.us
www.mzgroup.us